Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(413) 747-3304
lsharp@smith-wesson.com

William F. Spengler, EVP, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3304
Smith & Wesson Holding Corporation Reports
First Quarter Fiscal 2011 Financial Results
•	Quarterly Revenue of $94.9 Million, Gross Profit Margin 34%

•	Record Quarterly Perimeter Security Sales of $17.1 Million

•	Quarterly Net Income of $6.2 Million, or $0.10 Per Diluted Share
SPRINGFIELD, Mass., September 9, 2010 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leader in the business of safety, security, protection, and sport, today announced financial results for the first fiscal quarter ended July 31, 2010.
Michael F. Golden, Smith & Wesson President and Chief Executive Officer, said, “Our first quarter performance was characterized by solid execution in firearms, despite challenging year-over-year comparisons, as well as the highest quarterly sales in the history of our Perimeter Security Division. The quarter was also highlighted by the successful launch of our new BODYGUARD® revolvers and pistols.”
Financial Highlights
Total company net sales of $94.9 million for the first quarter decreased $6.8 million, or 6.7%, compared with net sales of $101.7 million for the comparable quarter last year, a period that reflected a peak in industry-wide firearm sales and record sales for the company.
Total company net income for the first quarter of fiscal 2011 was $6.2 million, or $0.10 per diluted share, compared with net income of $12.3 million, or $0.21 per diluted share, for the first quarter last year. Net income for the first quarter of fiscal 2011 and the first quarter of fiscal 2010 each included a non-cash, fair-value adjustment to the contingent consideration liability related to the company’s acquisition of USR that increased fully diluted earnings. Excluding the fair value adjustment effects, net income for the first quarter of fiscal 2011 would have been $0.06 per diluted share versus net income for the first quarter of fiscal 2010 of $0.16 per diluted share.
First quarter fiscal 2011 adjusted EBITDAS, a non-GAAP financial measure, totaled $12.0 million compared with adjusted EBITDAS of $19.7 million for the comparable quarter last year. Further adjusted EBITDAS information, including a comprehensive description of adjusted EBITDAS as well as a GAAP to Non-GAAP reconciliation to net income, has been provided with this press release.

Firearm Division
Firearm Division sales for the first quarter were at the high end of the company’s expectations. Net sales of $77.8 million decreased $21.8 million, or 21.9%, compared with record quarterly net sales of $99.6 million for the first quarter last year, a period that reflected a peak in industry-wide firearm sales and record sales for the company.
In late July, the company began shipping its innovative new BODYGUARD® revolvers and pistols, designed for the concealed carry market. Initial market response has been positive, and current capacity is sold out through December.
Gross profit in the Firearm Division for the first quarter of $28.6 million was lower than gross profit of $35.2 million for the first quarter last year due to the decrease in sales. Gross profit as a percentage of revenue was 36.8%, an increase over gross margin of 35.3% for the first quarter last year. The increase was due largely to improved operating efficiencies and reduced spending at the company’s Springfield facility.
Firearm order backlog was $74.8 million at the end of the first quarter of fiscal 2011, which was $102.6 million lower than backlog at the end of the prior year comparable quarter and $33.2 million lower than the prior sequential quarter. The decline in backlog takes into account the recent initiation of BODYGUARD® product shipments. It should be noted that order backlog remains higher than longer-term historical levels, due partly to demand for BODYGUARD® products.
Perimeter Security Division
Perimeter Security sales for the first quarter of fiscal 2011 were at a record level and within the company’s range of expectations. Net sales were $17.1 million compared with net sales of $2.1 million in the year ago comparable quarter. Smith & Wesson acquired the business on July 20, 2009, therefore sales in the first quarter of last year reflect only eleven days of revenue. Sales in the first quarter of fiscal 2011 grew by 60% when compared with the full year-ago quarter if pre-acquisition periods are included.
During the quarter, the Perimeter Security division realigned its sales force, including the hiring of additional sales force representatives. The company also activated systems, processes, and personnel to allow for improved conversion of opportunities into revenue during the second half of the fiscal year.
Gross profit in the Perimeter Security Division for the first quarter of $3.7 million was higher than gross profit of $106,000 for the first quarter last year as a result of a full quarter of revenue in the current period versus eleven days of revenue last year. Gross profit as a percentage of revenue was 21.4%, an increase over gross margin of 5.0% for the first quarter last year.
Perimeter Security order backlog was $24.4 million at the end of the first quarter of fiscal 2011, which was approximately $12.6 million lower than backlog at the end of the prior year comparable quarter and $10.7 million lower than the prior sequential quarter. The decline in backlog reflects extended sales cycles, partly reflecting reduced funding in the company’s historical sales channels.

Operational Overview
Total company gross profit for the first quarter of $32.3 million was lower than gross profit of $35.3 million for the first quarter of last fiscal year. Gross margin as a percentage of revenue was 34.0% compared with gross margin of 34.7% for the first quarter of last fiscal year.
Total company operating expenses of $25.7 million, or 27.1% of sales, for the first quarter of fiscal 2011 increased versus operating expenses of $18.9 million, or 18.6% of sales, for the comparable quarter last year. Operating expenses included a full quarter of USR operating expenses, or $4.0 million, versus eleven days of operating expenses in the comparable quarter last year. Increased operating expenses in the Firearm Division related to legal and consulting expenses and costs related to improving our international business processes as well as increased advertising and marketing in support of new products.
Inventory was $62.6 million at the end of the first quarter compared with $50.7 million at the end of fiscal 2010. Indications are that the firearm distribution channel reduced inventories throughout the quarter and distributor purchasing patterns remained conservative in a period of economic uncertainty. As a result, the company’s inventory grew in several firearm categories – a situation the company is addressing.
Accounts receivable decreased to $70.5 million compared with $73.5 million at the end of the prior fiscal year. At the end of the first quarter, the company had $26.7 million in cash and cash equivalents on hand and had no borrowings under its $60.0 million revolving line of credit.
Business Outlook
The company continues to anticipate total sales for the full fiscal 2011 of between $430.0 million and $445.0 million, representing year-over-year growth of between 6% and 10%. Full year Firearm Division sales are anticipated to be between $355.0 million and $365.0 million, with the company’s Perimeter Security Division contributing $75.0 million to $80.0 million. The company continues to expect total gross profit margin for fiscal 2011 to be between 32% and 33%. The company now expects operating expenses to be approximately 23% of sales, a slight increase versus prior guidance arising from certain international business process reviews.
William F. Spengler, Executive Vice President and Chief Financial Officer, said, “We believe that firearm distributors and dealers have recently taken steps to lower their own inventories. We expect to see them begin to re-stock in the second half of the fiscal year. In the interim, we are limiting production during the second quarter. In perimeter security, increased sales force staffing and support structures are taking hold and results from these initiatives should be reflected in our second half results.”
The company expects total sales for the fiscal second quarter of 2011, the period ending October 31, 2010, to be between $97.0 million and $102.0 million. Firearm Division sales are anticipated to be between $84.0 million and $88.0 million with the Perimeter Security Division contributing the balance. Total company gross profit margin is anticipated to be between 25% and 26%, affected by an annual, scheduled two-week shutdown in two factories, and reduced production levels in the Firearm Division to further address inventory levels. Operating expense is expected to be between 25% and 26% of sales. Net income is therefore anticipated to approximate breakeven in the second quarter, reflecting lower overhead expense absorption in Firearms combined with investments in both divisions.
Conference Call & Web Cast
The company will host a conference call and webcast today, September 9, 2010, to discuss its first quarter fiscal 2011 financial and operational results. Speakers on the conference call will include Michael Golden, President and CEO; William Spengler, Executive Vice President and CFO; James Debney, President of Firearms; Matthew Gelfand, President of Perimeter Security; and Barry Willingham, COO of Perimeter Security. The conference call may include forward-looking statements. The conference call and webcast will begin at 5:00 pm Eastern Time (2:00 pm Pacific Time). Those interested in listening to the call via telephone may call directly at 617-614-3943 and reference conference code 90567053. No RSVP is necessary. The conference call audio webcast can also be accessed live and for replay on the company’s website at www.smith-wesson.com, under the Investor Relations section. The company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
Change in Accounting Estimates at USR
As stated in the company’s Form 10(K) for fiscal year 2010, the quarterly financial results for the Perimeter Security Division were revised when the company identified a need to revise its accounting estimates related to the recognition of revenue at USR. Amounts reported in this press release for fiscal 2010 reflect the revised balances.
Accounting for Contingent Consideration Related to the USR Acquisition
The purchase of USR included a provision whereby the former stockholders of USR could earn up to 4,080,000 shares of Smith & Wesson common stock in the event USR achieved established EBITDAS performance targets by December 2010. Accounting pronouncements indicate that the value of the entire earn-out amount is to be recorded as a liability as of the transaction date. This earn-out consideration was recorded as a liability on the July 20, 2009 transaction closing date of approximately $27 million based on a stock price on that date of $6.86. Because the company records changes in the fair value of this liability as of each reporting date, this liability was reduced by $3.2 million in the first quarter of fiscal 2010, compared with a reduction of $2.5 million in the first quarter of fiscal 2011. The decrease in the fair value of this liability is shown as a $2.5 million gain in the first quarter results. Effective August 19, 2010, this liability was adjusted to the current market price ($3.72 per share, or $15.2 million) and reclassified to equity. This transaction will eliminate the need for future, ongoing fair value accounting of the earn-out liability.
Reconciliation of U.S. GAAP to Adjusted EBITDAS
In this press release, a non-GAAP financial measure, known as “Adjusted EBITDAS,” is presented. Adjusted EBITDAS excludes the effects of interest expense, income taxes, depreciation of tangible fixed assets, amortization of intangible assets, stock-based employee compensation expense, and certain other non-cash transactions. From time to time, the company may also elect to exclude certain significant non-recurring items in order to provide the reader with an improved understanding of underlying performance trends. See the attached “Reconciliation of GAAP Net Income/(Loss) to Adjusted EBITDAS” for a detailed explanation of the amounts excluded and included from net income to arrive at adjusted EBITDAS for the three-month period ended July 31, 2010. Adjusted or non-GAAP financial measures provide investors and the company with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during, and after certain items that would not otherwise be apparent on a GAAP basis. Adjusted financial measures are not, and should not be, viewed as a substitute for GAAP results. The company’s definition of these adjusted financial measures may differ from similarly named measures used by others.
About Smith & Wesson
Smith & Wesson Holding Corporation (NASDAQ: SWHC) is a U.S.-based, global provider of products and services for safety, security, protection and sport. The company designs and constructs facility perimeter security solutions for military and commercial applications, and delivers a broad portfolio of firearms and related training to the military, law enforcement, and sports markets. Smith & Wesson companies include Smith & Wesson Corp., the globally recognized manufacturer of quality firearms; Universal Safety Response, a full-service perimeter security integrator, barrier manufacturer and installer; and Thompson/Center Arms Company, Inc., a premier designer and manufacturer of premium hunting firearms. Smith & Wesson facilities are located in Massachusetts, Maine, New Hampshire, and Tennessee. For more information on Smith & Wesson and its companies, call (800) 331-0852 or log on to www.smith-wesson.com; www.usrgrab.com; or www.tcarms.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the success of the company’s new BODYGUARD revolvers and pistols; changes in the company’s international sales processes; the company’s anticipated sales for firearm and perimeter security products, year-over-year growth, gross margin, and operating expenses for the second quarter of fiscal 2011 and the full fiscal 2011 for the company as a whole and its firearm and Perimeter Security Divisions; the company’s qualification process for international firearm customers; and the company’s expectations regarding re-stocking by distributors; the company’s expectations regarding the progress and effects from its increase in sales force staffing and support structures; the company’s expectations that its revenue will be at the lowest point of the year in the second quarter; and its anticipation that revenue growth will strengthen in the third and fourth quarters. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the company’s products; the costs and ultimate conclusion of certain legal matters; the company’s ability to refinance its long-term debt; the state of the U.S. economy; general economic conditions and consumer spending patterns; speculation surrounding increased gun control, and heightened fear of terrorism and crime; the effect that fair value accounting relating to the USR acquisition may have on the company’s GAAP earnings as a result of increases or decreases in the company’s stock price; the ability of the company to integrate USR in a successful manner; the company’s growth opportunities; the company’s anticipated growth; the ability of the company to increase demand for its products in various markets, including consumer and law enforcement channels, domestically and internationally; the position of the company’s hunting products in the consumer discretionary marketplace and distribution channel; the company’s penetration rates in new and existing markets; the company’s strategies; the ability of the company to introduce any new products; the success of any new product; the success of the company’s diversification strategy, including the expansion of the company’s markets; the diversification of the company’s future revenue base resulting from the acquisition of USR; and other risks detailed from time to time in the company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2010.

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of:

	July 31, 2010	April 30, 2010
	(Unaudited)
	(In thousands, except par value and share data)
ASSETS
Current assets:
Cash and cash equivalents	$26,680	$39,855
Accounts receivable, net of allowance for doubtful accounts of $921 on July 31, 2010 and $811 on April 30, 2010	70,492	73,459
Inventories	62,635	50,725
Other current assets	6,364	4,095
Deferred income taxes	10,992	11,539
Income tax receivable	2,744	5,170

Total current assets	179,907	184,843

Property, plant and equipment, net	58,034	58,718
Intangibles, net	16,016	16,219
Goodwill	83,865	83,865
Other assets	5,279	5,696

	$343,101	$349,341

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,320	$29,258
Accrued expenses	36,321	42,084
Accrued payroll	6,612	9,340
Accrued taxes other than income	1,687	2,529
Accrued profit sharing	8,638	7,199
Accrued product/municipal liability	2,684	2,777
Accrued warranty	3,746	3,765
Current portion of notes payable	1,094	—

Total current liabilities	85,102	96,952

Deferred income taxes	3,037	3,255

Notes payable, net of current portion	80,000	80,000

Other non-current liabilities	7,871	8,557

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 61,180,060 shares issued and 59,980,060 shares outstanding on July 31, 2010 and 61,122,031 shares issued and 59,922,031 shares outstanding on April 30, 2010	61	61
Additional paid-in capital	168,835	168,532
Retained earnings/(accumulated deficit)	4,518	(1,693)
Accumulated other comprehensive income	73	73
Treasury stock, at cost (1,200,000 common shares)	(6,396)	(6,396)

Total stockholders’ equity	167,091	160,577

	$343,101	$349,341

	For the Three Months Ended:
	(In thousands, except per share data)
	July 31, 2010	July 31, 2009
Net product and services sales:
Firearm division	$77,763	$99,573
Perimeter security division	17,121	2,115

Total net product and services sales	94,884	101,688
Cost of products and services sold:
Firearm division	49,134	64,423
Perimeter security division	13,453	2,009

Total cost of products and services sold	62,587	66,432

Gross profit	32,297	35,256

Operating expenses:
Research and development	1,068	880
Selling and marketing	8,822	7,045
General and administrative	15,802	11,000

Total operating expenses	25,692	18,925

Income from operations	6,605	16,331

Other income/(expense):
Other income, net	3,013	3,206
Interest income	146	159
Interest expense	(1,171)	(1,331)

Total other income, net	1,988	2,034

Income before income taxes	8,593	18,365
Income tax expense	2,382	6,016

Net income/comprehensive income	$6,211	$12,349

Weighted average number of common shares outstanding, basic	59,940	53,779

Net income per share, basic	$0.10	$0.23

Weighted average number of common and common equivalent shares outstanding, diluted	67,070	61,099

Net income per share, diluted	$0.10	$0.21

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME/(LOSS) TO ADJUSTED EBITDAS (Unaudited)

	For the Three Months Ended July 31, 2010:				For the Three Months Ended July 31, 2009:
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Net product and services sales	$94,884			$94,884	$101,688			$101,688
Cost of products and services sold	62,587	$(2,332	)(1)	60,255	66,432	$(1,952)	(1)	64,480

Gross profit	32,297	2,332		34,629	35,256	1,952		37,208

Operating expenses:
Research and development	1,068	(23	)(1)	1,045	880	(20)	(1)	860
Selling and marketing	8,822	(44	)(1)	8,778	7,045	(43)	(1)	7,002
General and administrative	15,802	(2,824	)(2)	12,978	11,000	(1,188)	(3)	9,812

Total operating expenses	25,692	(2,891)		22,801	18,925	(1,251)		17,674

Income from operations	6,605	5,223		11,828	16,331	3,203		19,534

Other income/(expense):
Other income/(expense), net	3,013	(3,029	)(4)	(16)	3,206	(3,201)	(4)	5
Interest income	146			146	159			159
Interest expense	(1,171)	1,171	(5)	0	(1,331)	1,331	(5)	0

Total other income/(expense), net	1,988	(1,858)		130	2,034	(1,870)		164

Income before income taxes	8,593	3,365		11,958	18,365	1,333		19,698
Income tax expense/(benefit)	2,382	(2,382	)(6)	0	6,016	(6,016)	(6)	0

Net income/comprehensive income	$6,211	$5,747		$11,958	$12,349	$7,349		$19,698

(1)	To eliminate depreciation and amortization expense.

(2)	To eliminate depreciation, amortization, stock-based compensation expense, FCPA costs and related profit sharing impacts of FCPA.

(3)	To eliminate depreciation, amortization, and stock-based compensation expense.

(4)	To eliminate unrealized mark-to-market adjustments on foreign exchange contracts and fair value of contingent consideration liability.

(5)	To eliminate interest expense.

(6)	To eliminate income tax expense.